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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BEIGENE, LTD.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BEIGENE, LTD.
c/o Mourant Ozannes Corporate Services (Cayman) Limited
94 Solaris Avenue, Camana Bay
Grand Cayman KY1-1108
Cayman Islands

NOTICE OF 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the 2017 Annual General Meeting of Shareholders of BeiGene, Ltd. will be held on June 1, 2017, at 2:30 p.m. local time, at the offices of Ernst & Young at EY Tower, 100 Adelaide St. W, Toronto, Canada. The purpose of the meeting is to consider and pass the following:

  1.
  ordinary resolution: to re-elect Timothy Chen to serve as a Class I director until the 2020 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;

  2.
  ordinary resolution: to re-elect John V. Oyler to serve as a Class I director until the 2020 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;

  3.
  ordinary resolution: to ratify the appointment of Ernst & Young Hua Ming LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017; and

  4.
  to transact such other business as may properly come before the meeting and any adjournment or postponement.

        The proposals for the election of directors relate solely to the election of Class I directors nominated by the Board of Directors.

        Our Board of Directors has fixed the close of business on April 20, 2017 as the record date. Holders of record of our ordinary shares as of the close of business on the record date are entitled to attend and vote at the meeting and any adjournment or postponement. Holders of American Depositary Shares, or ADSs, each representing 13 of our ordinary shares, of record as of the record date who wish to exercise their voting rights for the underlying ordinary shares must act through Citibank, N.A., the depositary of the ADSs.

        The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, our Board of Directors has approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

        Your vote is important. As promptly as possible, you are urged to complete, sign, date and return the accompanying proxy form to Mourant Ozannes Corporate Services (Cayman) Limited (for holders of our ordinary shares) before the time of the Annual Meeting or your voting instructions to Citibank, N.A. (for holders of the ADSs) no later than 10:00 a.m., New York Time, on May 23, 2017 if you wish to exercise your voting rights.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 1, 2017

        The accompanying Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016 will also be available to the public at http://ir.beigene.com under "Annual Reports."

By Order of the Board of Directors,
/s/ JOHN. V. OYLER John V. Oyler Chairman and Chief Executive Officer

April 26, 2017

BEIGENE, LTD.
PROXY STATEMENT FOR
2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

BEIGENE, LTD.
PROXY STATEMENT
FOR THE 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BeiGene, Ltd. (the "Board of Directors") for use at its 2017 Annual General Meeting of Shareholders (the "Annual Meeting") to be held on June 1, 2017 at 2:30 p.m. local time at the offices of Ernst & Young at EY Tower, 100 Adelaide St. W, Toronto Canada, for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being mailed to shareholders on or about April 27, 2017.

        For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of our registrar, Mourant Ozannes Corporate Services (Cayman) Limited (the "Registrar") so as to be received before the time of the Annual Meeting. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the director nominees described in this Proxy Statement, FOR the appointment of Ernst & Young Hua Ming LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

        We will pay all of the costs of soliciting proxies. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, personal solicitation or otherwise.

        In this Proxy Statement, the terms "BeiGene," "we," "us," and "our" refer to BeiGene, Ltd and its subsidiaries. The mailing address of our principal executive offices is c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

EXPLANATORY NOTE

        We are an "emerging growth company" under applicable United States federal securities laws and therefore are permitted to take advantage of reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a "smaller reporting company," as that term is defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an "emerging growth company" until the earliest of (1) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; (2) the date we qualify as a "large accelerated filer," with at least $700 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by BeiGene of more than $1.07 billion in non-convertible debt securities; and (4) December 31, 2021.

Shareholders Entitled to Vote; Record Date

        Only holders of record of our ordinary shares, par value $0.0001 per share, at the close of business on April 20, 2017, Cayman Islands time (the "record date") are entitled to notice of, and to attend and to vote at, the Annual Meeting. As of the close of business on the record date, we had outstanding 518,602,349 ordinary shares, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. On the record date, approximately 256,548,929 ordinary shares were held in the name of Citibank, N.A. (the "Depositary") as depositary for the ADS, which issues company-sponsored American Depositary Receipts ("ADRs"), evidencing ADSs that in turn each represent 13 of our ordinary shares. Each shareholder of record is entitled to one vote for each ordinary share held by such shareholder.

Quorum

        We are an exempted company incorporated in the Cayman Islands with limited liability, and our affairs are governed by our memorandum and articles of association, the Companies Law (as amended) of the Cayman Islands, which we refer to as the Cayman Companies Law, and the common law of the Cayman Islands.

        The quorum required for a general meeting of shareholders at which an ordinary resolution is proposed consists of such shareholders present in person or by proxy who together hold shares carrying the right to at least a simple majority of all votes capable of being exercised on a poll. The quorum required for a general meeting at which a special resolution is proposed consists of such shareholders present in person or by proxy who together hold shares carrying the right to at least two-thirds of all votes capable of being exercised on a poll.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting (except for certain types of winding up of the company, in which case the required majority to pass a special resolution shall be 100%). A special resolution is required for important matters such as a change of name and amendments to our articles. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amounts than our existing shares and cancelling any authorized but unissued shares.

  Voting

        Persons who hold our ordinary shares directly on the record date ("record holders") (1) must return a proxy card (a) by mail to the offices of the Registrar: Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, or (b) by email at CaymanAdmin@mourantozannes.com or (2) attend the Annual Meeting in person in order to vote on the proposals. Persons who own our ordinary shares indirectly on the record date through a brokerage firm, bank or other financial institution, including persons who own our ordinary shares in the form of ADSs through the Depositary ("beneficial owners") must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners or return a proxy leaving these shares un-voted (a "broker non-vote").

        ADR holders are not entitled to vote directly at the Annual Meeting, but the Deposit Agreement, dated as of February 5, 2016, as amended (the "Deposit Agreement"), exists among the Depositary, the Company and the holders of ADRs pursuant to which registered holders of ADRs as of the record date are entitled to instruct the Depositary how to exercise voting rights pertaining to the ordinary shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable and permitted under applicable law and the provisions of the Deposit Agreement, to vote (in person or by delivery to BeiGene of a proxy) the ordinary shares registered in the name of the Depositary in accordance with the voting instructions received from the ADR holders. If the Depository does not receive instructions from a holder, such holder shall be deemed, and the Depository shall (unless otherwise specified in the notice distributed to holders of ADRs) deem such holder, to have instructed the Depository to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders' ADSs, provided that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon which we inform the Depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of ordinary shares may be materially adversely affected. In the event that the instruction card is executed but does not specify the manner in which the ordinary shares represented are to be voted (i.e., by marking a vote "FOR", "AGAINST" or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on May 23, 2017.

        Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal.

        We have retained the Registrar to hold and maintain our register of members. The Registrar will be engaged by us to take delivery of completed proxy forms posted to it in accordance with the details above.

        We encourage you to vote by proxy by mailing or emailing an executed proxy card. Voting in advance of the meeting will ensure that your shares will be voted and reduce the likelihood that we will be forced to incur additional expenses soliciting proxies for the Annual Meeting. Any record holder of our ordinary shares may attend the Annual Meeting in person and may revoke the enclosed form of proxy at any time by:

  •
  executing and delivering to the Registrar a later-dated proxy by mail or email pursuant to the instructions above; or

  •
  voting in person at the Annual Meeting.

        Beneficial owners of our ordinary shares and ADSs representing our ordinary shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our ordinary shares and ADSs representing our ordinary shares who wish to change or revoke their voting instructions may do so until 10:00 a.m. New York time on May 23, 2017. Beneficial owners who wish to attend the Annual Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding our ordinary shares on their behalf in order to obtain a "legal proxy" which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the Annual Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs who wish to attend the Annual Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our ordinary shares.

Expenses of Solicitation

        We are making this solicitation and will pay the entire cost of preparing and distributing the proxy materials and soliciting votes. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges that you may incur. Our officers, directors and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, emails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

Procedure for Submitting Shareholder Proposals

        The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with a right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our articles allow our shareholders holding not less than a simple majority of the voting rights entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our Board of Directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. However, our shareholders may propose only ordinary resolutions to be put to a vote at such meetings and shall have no right to propose resolutions with respect to the election, appointment or removal of directors. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders' annual general meetings. However, our corporate governance guidelines require us to call such meetings every year to the extent required by the stock exchange listing rules.

        Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual general meeting of shareholders by submitting their proposals in writing to us in a timely manner. In order to be considered for inclusion in the proxy statement for the 2018 annual general meeting of shareholders, shareholder proposals must be received at our principal executive offices no later than December 26, 2017, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Any shareholder proposal for the annual general meeting of shareholders in 2018, which is submitted outside the processes of Rule 14a-8, shall be considered untimely unless received by the Company in writing no later than March 13, 2018. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year's proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. A copy of all notices of proposals by shareholders should be sent to us at c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

OVERVIEW OF PROPOSALS

        This Proxy Statement contains three proposals requiring shareholder action. Proposals 1 and 2 request the election of two directors to the Board of Directors. Proposal 3 requests the ratification of the appointment of Ernst & Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSALS 1 AND 2
ELECTION OF DIRECTORS

        Our articles provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present in person or by proxy at the meeting. Our articles further provide that our Board of Directors will be divided into three groups designated as Class I, Class II and Class III with as nearly equal a number of directors in each group as possible. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness of our articles upon completion of our initial public offering (the "Articles Effectiveness Date"); directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date; and directors assigned to Class III shall initially serve until the third annual general meeting of shareholders following the Articles Effectiveness Date.

Commencing with the first annual general meeting of shareholders following the Articles Effectiveness Date, each director of each class the term of which shall then expire shall, upon the expiration of his or her term, be eligible for reelection at such annual general meeting to hold office for a three-year term and until such director's successor has been duly elected. Our articles provide that, unless otherwise determined by shareholders in a general meeting, our Board will consist of not less than three directors. We have no provisions relating to retirement of directors upon reaching a specified age.

        In the event of a vacancy arising from the resignation of a former director or as an addition to the existing board, our Board of Directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person to be a director.

        For so long as our shares or ADSs are listed on NASDAQ, our directors are required to comply with the director nomination procedures of the NASDAQ Stock Market Rules, and our Board is required to include at least such number of independent directors the NASDAQ Stock Market Rules requires.

        The terms of the Class I directors are scheduled to expire on the date of the 2017 Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors' nominees for election by the shareholders are current Class I members: Timothy Chen and John V. Oyler. If elected, each nominee will serve as a director until the annual general meeting of shareholders in 2020 and until his successor is duly elected and qualified, subject to his earlier resignation or removal. Ke Tang, who currently is a Class I director, notified us of his decision not to stand for re-election to the Board of Directors when his current term expires at the Annual Meeting. Mr. Tang will continue to serve as a member of the Board of Directors and a member of the Audit Committee until the Annual Meeting.

        The names of and certain information about the directors in each of the three groups are set forth below. There are no family relationships among any of our directors or executive officers.

        The proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class I director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

Nominees for Class I Directors

        The names of the nominees for Class I directors and certain information about each as of April 26, 2017 are set forth below.

Name	Position(s)	Director Since	Age
Timothy Chen	Director	2016	60
John V. Oyler	Founder, Chief Executive Officer and Chairman	2010	49

        Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each such person nominated to serve or currently serving on our Board of Directors should serve as a director.

Nominees for Election for a Three-Year Term Ending at the 2020 Annual General Meeting

        Timothy Chen has served as a member of our Board of Directors since February 2016. Mr. Chen has served as the Corporate Vice President of Hon Hai Technology Group and President of Asia Pacific Telecom since January 2016. He was the President of Telstra International Group from November 2012 to December 2015. He has also served as Chairman of the board of Autohome Inc.

since 2012. Previously, Mr. Chen was a partner of a China Opportunities Fund within GL Capital Group from 2010 to 2012. He was the CEO of National Basketball Association China from 2007 to 2010, the Corporate Vice President of Microsoft and the CEO of its Greater China region from 2003 to 2007, the Corporate Vice President of Motorola and the Chairman and President of Motorola (China) Electronics from 2001 to 2003. Before Microsoft, he was the CEO of 21CN Cybernet, a company listed on the Hong Kong Stock Exchange, from 2000 to 2001. Prior to 2000, Mr. Chen spent eight years in China with Motorola, including serving as the General Manager responsible for the sales and marketing for the Greater China Cellular Infrastructure Division. He also spent nine years with AT&T Bell Laboratories in the United States. Mr. Chen holds an MBA degree from the University of Chicago, a master's degree in both computer science and mathematics from Ohio State University, and a bachelor's degree from Chiao Tung University. We believe that Mr. Chen's extensive business expertise in Asia and globally qualify him to serve as a member of our Board of Directors.

        John V. Oyler is our Founder and has served as our principal executive officer and a member of our Board of Directors since 2010. From 2005 to 2009, Mr. Oyler served as President and Chief Executive Officer of BioDuro, LLC, a drug discovery outsourcing company, which was acquired by Pharmaceutical Product Development Inc. in 2010. From 2002 to 2004, Mr. Oyler served as Chief Executive Officer of Galenea Corp., a biopharmaceutical company dedicated to the discovery of novel therapies for central nervous system diseases, which initially were developed at Massachusetts Institute of Technology. From 1997 to 2002, Mr. Oyler was a Founder and the President of Telephia, Inc. which was sold to The Nielsen Company in 2007. From 1997 to 1998, Mr. Oyler served as Co-Chief Executive Officer of Genta Incorporated (NASDAQ: GNTA), an oncology-focused biopharmaceutical company. Mr. Oyler began his career as a management consultant at McKinsey & Company. Mr. Oyler received his B.S. from Massachusetts Institute of Technology and MBA from Stanford University. Mr. Oyler's qualifications to serve on our Board of Directors include his extensive leadership, executive, managerial, business and pharmaceutical and biotechnology company experience, along with his years of industry experience in the development and commercialization of pharmaceutical products.

Directors Not Standing for Election or Re-Election

        The names of and certain information as of April 26, 2017 about the members of the Board of Directors who are not standing for re-election at this year's Annual Meeting are set forth below.

Name	Position(s)	Director Since	Age
Donald W. Glazer	Director	2013	72
Michael Goller	Director	2015	42
Ranjeev Krishana	Director	2014	43
Thomass Malley	Director	2016	48
Ke Tang	Director	2014	37
Xiaodong Wang, Ph.D.	Director	2016	54
Qingqing Yi	Director	2014	45

Directors Continuing in Office Until the 2018 Annual General Meeting

        Donald W. Glazer has served as a member of our Board of Directors since February 2013. Mr. Glazer has served as a member of the Board of Trustees of GMO Trust, a mutual fund group, since 2000 and as the Chairman of the Board since 2005. Mr. Glazer was a Co-Founder and Secretary, and from 2002 until 2010, Vice Chairman, of Provant, Inc., a provider of performance improvement training solutions. From 1992 to 1995 Mr. Glazer was President of Mugar/Glazer Holdings and from 1992 to 1993 served as Vice Chairman—Finance of New England Television Corp and WHDH-TV, Inc. From 1997 to the present, Mr. Glazer has served as Advisory Counsel to Goodwin Procter LLP. From 1970 to 1978 Mr. Glazer was an associate and from 1978 to 1992 a partner at Ropes & Gray LLP, a

Boston law firm. At Ropes & Gray, Mr. Glazer chaired the firm's Emerging Companies Group. Mr. Glazer was also a Lecturer in Law at Harvard Law School from 1978 to 1991, teaching a course called The Business Lawyer. Mr. Glazer is a former member of the boards of directors of Environics Inc.; Kronos Incorporated; Reflective Technologies, Inc.; and Teleco Oilfield Services Inc. Mr. Glazer received his A.B. from Dartmouth College; J.D. from Harvard Law School, where he was an editor of the Harvard Law Review; and L.L.M. from the University of Pennsylvania Law School. Additionally, Mr. Glazer is a co-author of both Glazer and FitzGibbon on Legal Opinions, Third Edition (Aspen Publishers) and Massachusetts Corporation Law & Practice, Second Edition (Aspen Publishers). Mr. Glazer's qualifications to serve on our Board of Directors include his extensive leadership, executive, managerial, business, and corporate legal experience.

        Michael Goller has served as a member of our Board of Directors since April 2015. Mr. Goller has been with Baker Bros. Advisors LP since 2005 and currently serves as a Managing Director. Prior to joining Baker Bros., Mr. Goller served as an Associate of JPMorgan Partners, LLC where he focused on venture investments in the life sciences sector from 1999 to 2003. Mr. Goller began his career as an investment banker with Merrill Lynch and Co. from 1997 to 1999. Mr. Goller holds a B.S. in Molecular and Cell Biology from The Pennsylvania State University and Master's degrees in each of Biotechnology (School of Engineered and Applied Sciences) and Business Administration (Wharton School) from the University of Pennsylvania. We believe that Mr. Goller is qualified to serve on our Board of Directors based on his experience in the life sciences industry and for his knowledge in financial and corporate development matters.

        Thomas Malley has served as a member of our Board of Directors since January 2016. Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm, since May 2007. Mr. Malley worked for Janus Mutual Funds in positions of increasing responsibility from April 1991 to May 2007. From January 1999 to May 2007, Mr. Malley served as the portfolio manager of the Janus Global Life Sciences Fund and also led the Janus Healthcare team of analysts. From 1991 to 1998, Mr. Malley served as an equity analyst for Janus covering, among others, healthcare and biotechnology stocks. Mr. Malley has been a director of OvaScience, Inc. since October 2012, and a director of Kura Oncology, Inc. since 2015. Previously, he served as a director of Synageva BioPharma Corp., a public biopharmaceutical company, from 2006 to 2015, until its acquisition by Alexion Pharmaceuticals, Inc., Puma Biotechnology, Inc., a public biopharmaceutical company, from 2011 to 2015, and Cougar Biotechnology, Inc., a public biopharmaceutical company, from 2007 to 2009, until its acquisition by Johnson and Johnson. Mr. Malley holds a B.S. in Biology from Stanford University. Our Board of Directors believes that Mr. Malley's experience in the biopharmaceutical industry, including serving on other boards of directors, and his executive experience qualify him to serve on our Board of Directors.

Directors Continuing in Office Until the 2019 Annual General Meeting

        Ranjeev Krishana has served as a member of our Board of Directors since October 2014. Mr. Krishana has worked at Baker Bros. Advisors LP from 2011 to the present and currently serves as Head of International Investments. Prior to joining Baker Bros., Mr. Krishana held a series of commercial, strategy, and business development leadership roles for Pfizer, Inc.'s pharmaceutical business across a variety of international regions and markets, including Asia, Eastern Europe, and Latin America. Mr. Krishana was at Pfizer from 2003 to 2007 and from 2008 to 2011. From 2008 to 2010, Mr. Krishana was based in Beijing, China, where he served as a Senior Director and a member of the Pfizer China Leadership Team. Mr. Krishana began his career as a strategy consultant at Accenture plc. Mr. Krishana holds a B.A. in Economics and Political Science from Brown University, and a Masters of Public Policy from Harvard University. We believe Mr. Krishana's knowledge of the healthcare sector across international markets qualifies him to serve on our Board of Directors.

        Xiaodong Wang, Ph.D. is our Founder and has served as the Chairman of our scientific advisory board since 2011. Dr. Wang became a member of our Board of Directors in February 2016. Dr. Wang has served as the founding Director of the National Institute of Biological Sciences in Beijing since 2003 and became its Director and Investigator in 2010. Previously, he was a Howard Hughes Medical Institute Investigator from 1997 to 2010 and held the position of the George L. MacGregor Distinguished Chair Professor in Biomedical Sciences at the University of Texas Southwestern Medical Center in Dallas, Texas from 2001 to 2010. In 2004, Dr. Wang founded Joyant Pharmaceuticals, Inc., a venture capital-backed biotechnology company focused on the development of small molecule therapeutics for cancer. Dr. Wang received his Ph.D. in Biochemistry from the University of Texas Southwestern Medical Center and B.S. in Biology from Beijing Normal University. Dr. Wang has been a member of the National Academy of Science, USA since 2004 and a foreign associate of the Chinese Academy of Sciences since 2013. We believe that Dr. Wang's extensive experience in cancer drug research, combined with his experience in the biotech industry, qualify him to serve as a member of our Board of Directors.

        Qingqing Yi has served as a member of our Board of Directors since October 2014. Mr. Yi is a Principal at Hillhouse Capital. He has worked with Hillhouse since the inception of the firm in 2005. Prior to joining Hillhouse, Mr. Yi was an Equity Research Analyst at China International Capital Corporation. Mr. Yi's work at Hillhouse includes investments in the healthcare and consumer sectors in both its public and private equity portfolios. He received a B.S in Engineering from Shanghai Maritime University, as well as an MBA from University of Southern California. We believe Mr. Yi's extensive experience in capital markets and knowledge of the healthcare sector qualifies him to serve on our Board of Directors.

Discontinuing Directors at the 2017 Annual General Meeting

        Ke Tang has served as a member of our Board of Directors since October 2014. Mr. Tang has been a Vice President at CITIC PE Private Equity Funds Management Co., Ltd. since 2013. Mr. Tang has also served as an Executive Director of Changsheng Medial, a medical service company focusing on renal diseases since July 2014. From 2012 to 2013, Mr. Tang served as Investment Manager at the Principal Investment Department at Goldman Sachs Group, responsible for private equity investments in China. Before that, Mr. Tang served as an Associate and Executive Director at the investment banking division of Goldman Sachs Asia from 2008 to 2012. Mr. Tang holds a B.A. from Southeast University and an MBA from Kellogg School of Management at Northwestern University. We believe Mr. Tang's knowledge of the healthcare sector, along with his extensive experience in capital markets, qualifies him to serve on our Board of Directors.

Vote Required and Board of Directors' Recommendation

        Each director nominated for election will be elected if a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy vote in favor of such director. Broker non-votes and abstentions with respect to one or more Class I directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

        The proposals for the election of directors relate solely to the election of Class I directors nominated by the Board of Directors.

The Board of Directors recommends that shareholders vote FOR the election of each of the Class I director nominees listed above.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        On the recommendation of the Audit Committee of the Board of Directors (the "Audit Committee"), the Board of Directors has appointed Ernst & Young Hua Ming LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board of Directors recommends that shareholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our shareholders' best interests.

        Ernst & Young Hua Ming LLP has audited our financial statements for the fiscal years ended December 31, 2016 and 2015. We expect representatives of Ernst & Young Hua Ming LLP to be available telephonically at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Auditor's Fees

        The following table summarizes the fees of Ernst & Young Hua Ming LLP, our registered independent public accounting firm, billed to us for each of the last two fiscal years (in thousands).

Fee Category	2016	2015
Audit Fees(1)	$1,241	$753
Audit-related Fees	—	—
Tax Fees(2)	42	17
All Other Fees(3)	65	—

Total Fees	$1,348	$770

(1)
Audit fees consist of fees for the audit of our financial statements, the review of our interim financial statements and services associated with our registration statement on Form S-1.

(2)
Tax fees consist of fees incurred for tax compliance, tax advice and tax planning and includes fees for tax return preparation and tax consulting.

(3)
All other fees consist of fees incurred for accounting related consulting services.

Pre-approval Policies

        In connection with our initial public offering, our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services by our Audit Committee for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee's pre-approval policies and procedures. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Vote Required and Board of Directors' Recommendation

        The approval of Proposal 3 requires that a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy vote in favor of this proposal. Shares that are voted "abstain" will not affect the outcome of this proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of
Ernst & Young Hua Ming LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

 TRANSACTION OF OTHER BUSINESS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the person(s) named in the accompanying proxy intend to vote on such matters in accordance with their best judgment.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our share capital as of April 20, 2017 by:

  •
  each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.

        The table lists applicable percentage ownership based on 518,602,349 ordinary shares outstanding as of April 20, 2017 and also lists applicable percentage ownership. Options to purchase ordinary shares that are exercisable within 60 days of April 20, 2017 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of such persons, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

        Unless otherwise noted below, the address of each person listed on the table is: c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
5% or Greater Shareholders
Entities affiliated with Baker Bros. Advisors LP(1)	128,086,032	24.7%
FMR LLC(2)	50,465,025	9.7
Entities affiliated with Hillhouse Capital Management, Ltd.(3)	48,369,439	9.3
Merck Sharp & Dohme Research GmbH(4)	31,589,038	6.1
Named Executive Officers and Directors
John V. Oyler(5)	79,385,357	15.2%
Howard Liang(6)	2,310,833		*
Ji Li(7)	1,069,000		*
Timothy Chen(8)	153,542		*
Donald W. Glazer	4,882,006		*
Michael Goller	—	—
Ranjeev Krishana	—	—
Thomas Malley(9)	574,250		*
Ke Tang	—	—
Xiaodong Wang(10)	16,147,573	3.1
Qingqing Yi	—	—

All Directors and Executive Officers as a Group (13 persons)(11)	105,122,561	19.9%

(1)
Based solely on a Schedule 13D/A filed by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker on November 21, 2016, consists of (i) 11,150,709 ordinary shares held by 667, L.P., (ii) 116,295,723 ordinary shares held by Baker Brothers Life Sciences, L.P. and (iii) 639,600 ordinary shares held by 14159 L.P. (collectively, "Baker Funds"), as of November 19, 2016. Baker Bros. Advisors LP is the investment advisor to Baker Funds and has sole voting and investment power with respect to the shares held by Baker Funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. The managing members of Baker Bros. Advisors (GP) LLC are Julian C. Baker and Felix J. Baker. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address for each of these entities is 667 Madison Avenue, 21st Floor, New York, NY 10065.

(2)
Based solely on a Schedule 13G filed by FMR LLC on January 10, 2017. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research

  Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based solely on a Schedule 13D filed by Hillhouse Capital Management, Ltd. on February 18, 2016, consists of (i) 8,372,000 ordinary shares held by Gaoling Fund, L.P., (ii) 728,000 ordinary shares held by YHG Investment, L.P., and (iii) 30,626,779 ordinary shares held by BGN Holdings Limited. Additionally, Hillhouse Capital Management, Ltd. and/or its affiliates purchased 8,642,660 ordinary shares in November 2016. Hillhouse Capital Management, Ltd. acts as the sole general partner of YHG Investment, L.P. and the sole management company of Gaoling Fund, L.P. and Hillhouse Fund II, L.P., which owns BGN Holdings Limited. Mr. Lei Zhang may be deemed to have controlling power over Hillhouse Capital Management, Ltd. Mr. Lei Zhang disclaims beneficial ownership of all of the shares held by Hillhouse Fund II, L.P., except to the extent of his pecuniary interest therein. The registered address of Hillhouse Capital Management, Ltd. is 27 Hospital Road, George Town, Grand Cayman, Cayman Islands KY1 9008.

(4)
Based solely on a Schedule 13G filed by Merck & Co., Inc., Merck Sharp & Dohme Corp., and Merck Sharp & Dohme Research GmbH on February 12, 2016, consists of 31,589,038 ordinary shares as of February 8, 2016, held by Merck Sharp & Dohme Research GmbH, which is a wholly subsidiary of Merck Sharp & Dohme Corp., which is a wholly owned subsidiary of Merck & Co., Inc. The entities reported shared voting and dispositive power over the ordinary shares. The address for this entity is Weystrasse 20, CH-6000, Lucerne 6, Switzerland.

(5)
Consists of (i) 27,250,149 ordinary shares held directly by Mr. Oyler; (ii) 4,180,183 shares issuable to Mr. Oyler upon exercise of share options exercisable within 60 days after April 20, 2017; (iii) 10,000,000 ordinary shares held for the benefit of Mr. Oyler in a Roth IRA PENSCO trust account; (iv) 102,188 ordinary shares held by The John Oyler Legacy Trust, of which Mr. Oyler's father is a trustee, for the benefit of his minor child, for which Mr. Oyler disclaims beneficial ownership; (v) 7,962,663 ordinary shares held for the benefit of Mr. Oyler in a grantor retained annuity trust, of which Mr. Oyler's father is a trustee, for which Mr. Oyler disclaims beneficial ownership; and (vi) 29,890,174 ordinary shares held by Oyler Investment LLC, 99% of the limited liability company interest owned by a grantor retain annuity trust, for which Mr. Oyler's father is a trustee, for which Mr. Oyler disclaims beneficial ownership.

(6)
Consists of (i) 65,000 ordinary shares held directly by Dr. Liang and (ii) 2,245,833 shares issuable to Dr. Liang upon exercise of share options exercisable within 60 days after April 20, 2017.

(7)
Consists of (i) 475,000 ordinary shares held directly by Dr. Li and (ii) 594,000 shares issuable to Dr. Li upon exercise of share options exercisable within 60 days after April 20, 2017.

(8)
Consists of 153,542 shares issuable to Mr. Chen upon exercise of share options exercisable within 60 days after April 20, 2017.

(9)
Consists of (i) 390,000 ordinary shares held directly by Mr. Malley and (ii) 184,250 shares issuable to Mr. Malley upon exercise of share options exercisable within 60 days after April 20, 2017.

(10)
Consists of (i) 13,500,393 ordinary shares held directly by Dr. Wang; (ii) 2,432,649 shares issuable to Dr. Wang upon exercise of share options exercisable within 60 days after April 20, 2017; and (iii) 214,531 ordinary shares held in a UTMA account for Dr. Wang's minor child, for which Dr. Wang disclaims beneficial ownership.

(11)
Includes 9,790,457 ordinary shares issuable upon exercise of options within 60 days of April 20, 2017.

EXECUTIVE OFFICERS

        The following table sets forth the name, age and position of each of our executive officers as of April 26, 2017:

Name	Age	Position(s)
John V. Oyler	49	Founder, Chief Executive Officer and Chairman
Howard Liang, Ph.D.	53	Chief Financial Officer and Chief Strategy Officer
Amy Peterson, M.D.	50	Chief Medical Officer, Immuno-oncology
Jane Huang	44	Chief Medical Officer, Hematology
Ji Li	49	Global Head of Business Development

        You should refer to "Proposals 1 and 2: Election of Directors" above for information about our Founder, Chief Executive Officer and Chairman, John V. Oyler. Biographical information for our other executive officers, as of April 26, 2017, is set forth below.

        Howard Liang, Ph.D. has served as our Chief Financial Officer and Chief Strategy Officer since July 2015. Dr. Liang has more than 20 years of combined experience on Wall Street as an analyst covering the biotechnology and pharmaceutical sectors and as a scientist in the biopharmaceutical industry. Prior to joining us, from 2005 to 2015, Dr. Liang was at Leerink Partners LLC, a leading investment bank specializing in the healthcare industry, where he served as a Managing Director and Head of Biotechnology Equity Research. Dr. Liang served as a Senior Biotechnology Analyst at two full-service investment banks: A.G. Edwards Inc., from 2004 to 2005, and JMP Securities, from 2003 to 2004. From 2000 to 2003, Dr. Liang served as an Associate Analyst at Prudential Securities, where he covered major and specialty pharmaceuticals. Before Wall Street, from 1992 to 2000, Dr. Liang was with Abbott Laboratories, where he was a Senior Scientist and a member of one of the pharmaceutical industry's leading structure-based discovery teams. During his career as a scientist, Dr. Liang authored a review and 13 papers including six in Nature, Science, and Proceedings of the National Academy of Sciences. Dr. Liang received his B.S. in Chemistry from Peking University and both his MBA and Ph.D. in Biochemistry and Molecular Biology from the University of Chicago.

        Amy Peterson, M.D. joined our Company in August 2016 as our Chief Medical Officer, Immuno-Oncology. Prior to joining us, Dr. Peterson served as Vice President of Clinical Development at Medivation, Inc. from December 2012 to July 2016 and as Senior Medical Director from August 2011 to December 2012. At Medivation, she was primarily responsible for the development of enzalutamide and talazoparib in breast cancer and of pidilizumab in diffuse large B-cell lymphoma. Previously, she served as Associate Group Medical Director at Genentech from March 2010 to August 2011 where she was responsible for the development of early stage molecules targeting multiple major pathways in oncology. Prior to joining Genentech, Dr. Peterson was an Instructor of Medicine in Oncology at the University of Chicago, where she conducted translational research in tumor immunology in conjunction with Dr. Thomas F. Gajewski. Dr. Peterson received her M.D. from Thomas Jefferson University, and she completed her residency in Internal Medicine at Northwestern Memorial Hospital and Fellowship in Hematology and Oncology at the University of Chicago. She holds a Bachelor of Arts degree from Wesleyan University.

        Jane Huang, M.D. joined our Company in September 2016 as our Chief Medical Officer, Hematology. Prior to joining us, Dr. Huang served as the Vice President, Clinical Development at Acerta Pharma from April 2015 to September 2016, where she oversaw global clinical development of the BTK inhibitor, acalabrutinib. Previously, she worked at Genentech from 2005 to March 2015, serving most recently as Group Medical Director, where she played a leading role in drug development programs for several molecules at all stages of development, including venetoclax and obinutuzumab.

She is also adjunct clinical faculty and an attending physician in Oncology at Stanford University. Dr. Huang received her Bachelor of Science degree in Biological Sciences from Stanford University and her M.D. from University of Washington School of Medicine. She is board certified in hematology, oncology, and internal medicine, and she completed her residency in Internal Medicine and fellowships in Hematology and Oncology at Stanford University.

        Ji Li, Ph.D. joined our Company in May 2016 as our Global Head of Business Development. Prior to joining us, Dr. Li served as Vice President of Business Development and Licensing at Merck Inc. from December 2013 to 2016, where he was responsible for late-stage inbound and outbound business development opportunities across all therapeutic areas globally. From August 2010 to August 2013, Dr. Li served as Executive Licensing Director for External Research and Development at Amgen, where he led the company's efforts in sourcing and evaluation of product partnering opportunities across all therapeutic areas and at all stages of drug development. He served as a member of our Board of Directors from January 2015 to February 2016. Dr. Li received his B.S. in Pharmacology from Shanghai Medical University and his Ph.D. in Neuroscience from Mount Sinai School of Medicine.

 CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

        Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2016, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our share capital, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        In connection with the completion of our initial public offering, we adopted a related party transactions policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital shares or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party's interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

        Certain of the transactions described below were entered into prior to the adoption of this written policy but each such transaction was approved by our Board of Directors. Prior to our Board of Directors' consideration of a transaction with a related person, the material facts as to the related person's relationship or interest in the transaction were disclosed to our Board of Directors, and the transaction was not approved by our Board of Directors unless a majority of the directors approved the transaction.

        We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Compensation arrangements for our directors and named executive officers are described in the section of this Proxy Statement titled "Executive Compensation."

Sales and Purchases of Securities

Participation in Our Initial Public Offering

        In our initial public offering in February 2016, certain of our directors, executive officers and 5% shareholders and their affiliates purchased an aggregate of 2,627,680 ADSs. Each of those purchases was made through the underwriters at the initial public offering price of $24.00 per ADS. Certain purchases were made at the public offering price through a directed share program offered to our directors, officers, employees and business associated in connection with our initial public offering (the "Directed Share Program"). The following table sets forth the aggregate number of ADSs that these directors, executive officers and 5% shareholders and their affiliates purchased in our initial public offering:

Purchaser(1)	Number of ADSs	Total Purchase Price
Entities affiliated with Baker Bros. Advisors LP(2)	1,912,680	$45,904,320
Entities affiliated with Hillhouse Capital Management, Ltd.(3)	700,000	$16,800,000
Howard Liang(4)	5,000	$120,000
RuiRong Yuan(5)	10,000	$240,000

(1)
See "Security Ownership of Certain Beneficial Owners and Management" for more information about the shares held by the above identified shareholders, directors and executive officers.

(2)
Michael Goller and Ranjeev Krishana, members of our Board of Directors, are, respectively, a Managing Director and Head of International Investments of Baker Bros. Advisors LP, affiliates of which collectively hold more than 5% of our voting securities.

(3)
Qingqing Yi, a member of our Board of Directors, is a Principal at Hillhouse Capital, affiliates of which collectively hold more than 5% of our voting securities.

(4)
Dr. Liang, our Chief Financial Officer and Chief Strategy Officer, purchased the ADSs through the Directed Share Program.

(5)
Dr. Yuan, our former Chief Medical Officer and President of Global Clinical Research and Development, purchased the ADSs through the Directed Share Program.

Participation in Our Follow-on Public Offering

        In our follow-on public offering in November 2016, certain of our directors and 5% shareholders and their affiliates purchased an aggregate of 2,455,315 ADSs. Each of those purchases was made through the underwriters at the public offering price of $32.00 per ADS. In the offering, CB Biotech Limited and Dr. Wang sold 375,000 ADSs and 93,750 ADSs, respectively, at the public offering price of $32.00 per ADS. The following table sets forth the aggregate number of ADSs that these directors, executive officers and 5% shareholders and their affiliates purchased in our follow-on public offering:

Purchaser(1)	Number of ADSs	Total Purchase Price
Entities affiliated with Baker Bros. Advisors LP(2)	1,760,495	$56,335,840
Entities affiliated with Hillhouse Capital Management, Ltd.(3)	664,820	$21,274,240
Thomas Malley(4)	30,000	$960,000

(1)
See "Security Ownership of Certain Beneficial Owners and Management" for more information about the shares held by the above identified shareholders, directors and executive officers.

(2)
Michael Goller and Ranjeev Krishana, members of our Board of Directors, are, respectively, a Managing Director and Head of International Investments of Baker Bros. Advisors LP, affiliates of which collectively hold more than 5% of our voting securities.

(3)
Qingqing Yi, a member of our Board of Directors, is a Principal at Hillhouse Capital, affiliates of which collectively hold more than 5% of our voting securities.

(4)
Mr. Malley, a member of our Board of Directors, purchased the ADSs in the follow-on public offering.

Consulting Arrangements

        Donald W. Glazer, a member of our Board of Directors, has been providing strategic consulting services to our company since our inception in 2010. As full compensation for his consulting services, on November 24, 2010, in connection with the initial formation of our company, we issued 4,000,000 ordinary shares to Mr. Glazer at $0.0001 per share to vest over five years. Those shares are fully vested. We also reimbursed Mr. Glazer for the out of pocket expenses incurred in connection with his consulting services.

        Dr. Xiaodong Wang, our Founder, Chairman of the Scientific Advisory Board and director, has been providing scientific and strategic advisory services to us. Dr. Wang currently receives an annual fixed fee of $100,000. In March 2016, we granted him a cash bonus in the amount of $86,176. In November 2016, we granted him an option to purchase 1,613,430 ordinary shares that option had fair value on the grant date of $3,123,600. As of December 31, 2016, the aggregate number of shares subject to options held by Dr. Wang was 7,112,597. In April 2017, we granted him a cash bonus in the amount of $86,176.

Note Exchange

        On February 2, 2011, we issued an 8% senior note for an aggregate principal amount of $10 million to Merck Sharp & Dohme Research GmbH ("MSD"). On January 26, 2016, we entered into a note amendment and exchange agreement with MSD. On February 8, 2016, the entire outstanding unpaid principal and interest of the MSD note as of February 2, 2016 ($14,693,281) was automatically exchanged for 7,942,314 of our ordinary shares at $1.85 per share, the initial offering price per ordinary share calculated based on the initial public offering price per American Depositary Share divided by 13, the ordinary share-to-ADS ratio.

Warrant Exercises

        On February 8, 2016, in connection with the closing of our initial public offering, entities affiliated with Baker Bros. Advisors LP exercised warrants previously granted to them to purchase 2,592,593 ordinary shares at an exercise price of $0.675 per share.

        On February 8, 2016, in connection with the closing of our initial public offering, John V. Oyler exercised warrants previously granted to him to purchase 57,777 Series A preferred shares at an exercise price of $0.675 per share, which shares were converted into 57,777 ordinary shares.

Employment Agreements

        For more information regarding employment agreements with certain of our executive officers, see "Executive Compensation—Employment Agreements with Our Named Executive Officers."

Indemnification Agreements

        Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that each officer or director shall be indemnified out of assets of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        In addition, we have entered into new agreements to indemnify our directors and executive officers. These agreements, among other things, indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Agreements With Our Shareholders

        In connection with our preferred share financings, we entered into (1) an investors' rights agreement, (2) a right of first refusal and co-sale agreement and (3) a voting agreement, in each case, with the purchasers of our preferred shares and certain holders of our ordinary shares. The primary rights under each of these terminated upon the closing of our initial public offering, other than certain registration rights for certain holders of our ordinary shares.

        On November 16, 2016, we entered into an additional registration rights agreement with 667, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P. (collectively, the "Baker Entities"), Hillhouse BGN Holdings Limited, Gaoling Fund, L.P. and YHG Investment, L.P. (collectively, the "Hillhouse Entities") (each an "Investor" and collectively, the "Investors"), all of which are existing shareholders of our Company. The Baker Entities are affiliated with two of the Company's directors, Michael Goller and Ranjeev Krishana. The Hillhouse Entities are affiliated with one of the Company's directors, Michael Yi. The registration rights agreement provides that, subject to certain limitations, if at any time and from time to time, the Investors demand that we register the Company's ordinary shares and any other securities of the Company held by the Investors at the time any such demand is made on a registration statement on Form S-3 for resale under the Securities Act, we would be obligated to effect such registration. Our registration obligations under the registration rights agreement will continue in effect for up to four years and include our obligation to facilitate certain underwritten public offerings of our ordinary shares or ADSs by the Investors in the future. The registration rights agreement also requires the Company to pay expenses relating to such registrations and indemnify the Investors against certain liabilities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of our Compensation Committee has at any time during 2016 been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our ordinary shares (collectively, "Reporting Persons") to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2016, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements.

CORPORATE GOVERNANCE

Composition of Our Board of Directors

        Our Board of Directors currently consists of nine members, all of whom were elected pursuant to the board composition provisions of a voting agreement that terminated upon the closing of our initial public offering. Currently, we are not subject to any contractual obligations regarding the election of our directors. Our Nominating and Governance Committee and Board of Directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our Nominating and Governance Committee's and Board of Directors' priority in selecting board members is identification of persons who will further the interests of our Company through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and relevant expertise. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

        Our amended and restated articles of association provide that our directors may be removed by the affirmative vote of the holders of at least two-thirds of the votes cast at a shareholder meeting and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office.

        In accordance with the terms of our amended and restated memorandum and articles of association, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of shareholders in the year in which their term expires.

  •
  Our Class I directors are Timothy Chen, John V. Oyler and Ke Tang;

  •
  Our Class II directors are Donald W. Glazer, Michael Goller and Thomas Malley; and

  •
  Our Class III directors are Ranjeev Krishana, Xiaodong Wang and Qingqing Yi.

        Ke Tang, who currently is a Class I director, notified us of his decision not to stand for re-election to the Board of Directors when his current term expires at the Annual Meeting.

        Our amended and restated memorandum and articles of association provide that the authorized number of directors may be changed only by ordinary resolution of the shareholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the Board of Directors.

Board and Committee Matters

        Our Board of Directors has determined that all members of the Board of Directors, except John V. Oyler and Xiaodong Wang, are independent, as determined in accordance with the rules of the NASDAQ Stock Market. In making such independence determination, our Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our share capital by each non-employee director. In considering the independence of the directors listed above, our Board of Directors considered the association of our directors with the holders of more than 5% of our share capital. We expect that the composition and functioning of our Board of Directors and each of our committees will continue to comply with all applicable requirements of the NASDAQ Stock Market and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

Corporate Governance

        We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at http://ir.beigene.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Meetings and Committees

        Our Board of Directors held 11 meetings during 2016. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2016, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served, except Timothy Chen. Now that we are a public company, continuing directors and nominees for election as directors in a given year are encouraged to attend the annual general meeting of shareholders, barring significant commitments or special circumstances. This is our first annual general meeting of shareholders since we became a public company.

        During 2016, our Board of Directors had three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

        Thomas Malley, Ke Tang and Qingqing Yi currently serve on the Audit Committee, which is chaired by Thomas Malley. Our Board of Directors has determined that each member of the Audit Committee is "independent" for Audit Committee purposes as that term is defined in the rules of the SEC and the NASDAQ Stock Market. Our Board of Directors has designated each of Thomas Malley and Ke Tang as an "audit committee financial expert," as defined in SEC rules. The Audit Committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

  •
  reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

  •
  reviewing the adequacy of our internal control over financial reporting;

  •
  establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

  •
  recommending, based upon the Audit Committee's review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

  •
  preparing the Audit Committee report required by the SEC rules to be included in our annual proxy statement;

  •
  reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

  •
  reviewing earnings releases.

        The Audit Committee held six meetings during 2016. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the Audit Committee charter is available on our website at http://ir.beigene.com.

Compensation Committee

        Qingqing Yi, Ranjeev Krishana and Timothy Chen currently serve on the Compensation Committee, which is chaired by Qingqing Yi. Our Board of Directors has determined that each member of the Compensation Committee is "independent" as that term is defined in the rules of the NASDAQ Stock Market. The Compensation Committee's responsibilities include:

  •
  annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and Chief Financial Officer;

  •
  evaluating the performance of our Chief Executive Officer and Chief Financial Officer in light of such corporate goals and objectives and recommending to the Board of Directors for approval our Chief Executive Officer's and Chief Financial Officer's compensation based on that evaluation;

  •
  reviewing and approving the compensation of our other executive officers;

  •
  reviewing and establishing our overall management compensation, philosophy and policy;

  •
  overseeing and administering our compensation and similar plans;

  •
  evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the rules of the NASDAQ Stock Market;

  •
  retaining and approving the compensation of any compensation advisors;

  •
  reviewing and approving our policies and procedures for the grant of equity-based awards;

  •
  reviewing and making recommendations to the Board of Directors with respect to director compensation;

  •
  preparing the compensation committee report required by SEC rules to be included in our annual proxy statement;

  •
  reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

  •
  reviewing and discussing with the Board of Directors corporate succession plans for the Chief Executive Officer and other key officers.

        The Compensation Committee held seven meetings during 2016. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on our website at http://ir.beigene.com.

Nominating and Corporate Governance Committee

        Donald W. Glazer and Michael Goller currently serve on the Nominating and Corporate Governance Committee, which is chaired by Donald W. Glazer. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is "independent" as that term is defined in the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance committee's responsibilities include:

  •
  developing and recommending to the Board of Directors criteria for board and committee membership;

  •
  establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

  •
  identifying individuals qualified to become members of the Board of Directors;

  •
  recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board's committees;

  •
  developing and recommending to the Board of Directors a set of corporate governance guidelines; and

  •
  overseeing the evaluation of the Board of Directors and management.

        The Nominating and Corporate Governance committee held two meetings during 2016. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at http://ir.beigene.com.

Director Nominations

        The Board of Directors will consider and approve from time to time the criteria that it deems necessary or advisable for director candidates. The Board of Directors has full authority to modify such criteria as it deems necessary or advisable. The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility for developing and recommending to the Board of Directors for its consideration and approval criteria for director candidates. The Nominating and Corporate Governance Committee has adopted policies and procedures for director candidates. The Board of Directors may, however, rescind its delegation and assume the responsibilities it previously delegated to the Nominating and Corporate Governance Committee.

        The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to identify candidates for nomination to the Board of Directors (including candidates to fill vacancies) and assessing their qualifications in light of the policies and principles in our Corporate Governance Guidelines and the Committee's charter. The Nominating and Corporate Governance Committee will recommend director candidates for the Board of Directors' consideration and review the candidates' qualifications with the Board of Directors. The Board of Directors retains the authority to nominate a candidate for election by the securityholders as a director and to fill vacancies. In identifying director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances it deems appropriate, including, among other things, the skills of the candidate, his or her depth and breadth of business experience and other background characteristics, his or her independence and the needs of the Board of Directors.

        Our Nominating and Corporate Governance Committee and Board of Directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our Nominating and Corporate Governance Committee's and Board of Directors' priority in selecting board members is identification of persons who will further the interests of our shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and relevant expertise.

Director Nominations by Shareholders

        Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance committee should provide the following information within the timeframe set forth by our memorandum and articles of association and SEC rules to BeiGene, Ltd., c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, Attention: Secretary: (a) the name and address of record of the shareholder; (b) a representation that the shareholder is a record holder of our securities or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (c) the candidate's name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the past five years; (d) a description of the qualifications and background of the candidate that addresses the criteria for board membership approved by our board of directors; (e) a description of all arrangements or understandings between the shareholder and the candidate; (f) the consent of the candidate (i) to be named in the proxy statement for our next shareholder meeting and (ii) to serve as a director if elected at that meeting; and (g) and any other information regarding the candidate that is required to be included in a proxy statement filed pursuant to SEC rules. The Nominating and Corporate Governance Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.

Securityholder Communications

        The Board of Directors provides to every securityholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of our Secretary via Regular Mail or Expedited Delivery Service to: BeiGene, Ltd., c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, Attn.: Board of Directors c/o Secretary.

        For a securityholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communication to the attention of the individual director via Regular Mail or Expedited Delivery Service to: BeiGene, Ltd., c/o Mourant Ozannes Corporate Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands, Attn.: [Name of Individual Director].

        We will forward by Regular Mail any such securityholder communication to each director, and the Chairman of the Board of Directors in his capacity as a representative of the Board of Directors, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

        Our Chief Executive Officer, John V. Oyler, is the Chairman of the Board of Directors. The Board of Directors believes that Mr. Oyler is the director best suited to identify strategic opportunities and focus of the Board of Directors due to his extensive understanding of our business as a founder. The Board of Directors also believes that the combined role of Chairman and Chief Executive Officer can promote the effective execution of strategic initiatives and facilitate the flow of information between management and the Board of Directors. We do not have a lead independent director.

        Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year.

        Each of our board committees also oversees the management of our risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities.

Audit Committee Report

        The information contained in this report shall not be deemed to be (1) "soliciting material," (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

        The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, Ernst & Young Hua Ming LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by Ernst & Young Hua Ming LLP; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Ernst & Young Hua Ming LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee's main responsibility is to monitor and oversee this process.

        The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2016. The Audit Committee discussed with Ernst & Young Hua Ming LLP the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        The Audit Committee considered any fees paid to Ernst & Young Hua Ming LLP for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young Hua Ming LLP's independence in performing the audit.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

THE AUDIT COMMITTEE
Thomas Malley (Chairperson) Ke Tang Qingqing Yi

EXECUTIVE COMPENSATION

Overview

        Our compensation programs are designed to:

  •
  attract and retain individuals with superior ability, technical, and managerial experience;

  •
  align executive officers' incentives with our corporate strategies, business objectives and the long-term interests of our shareholders; and

  •
  increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

        Our Compensation Committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers; with respect to the Chief Executive Officer and Chief Financial Officer, the Compensation Committee reviews and makes recommendations to the full Board of Directors for approval. The Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans, reviews and approves annually all compensation decisions relating to our executive officers, and makes recommendations to the full Board of Directors on compensation for the Chief Executive Officer and Chief Financial Officer. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than the Chief Executive Officer and Chief Financial Officer. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

        In 2016, the Compensation Committee retained Willis Towers Watson to assist in an evaluation of our compensation philosophy, validation of our compensation peer group, develop competitive market data to benchmark the compensation for our named executive officers and advise on matters related to our compensation structure and programs generally. The compensation consultant also consults with the Compensation Committee about non-employee director compensation. Based on consideration of the factors set forth in the rules of the SEC and NASDAQ, the Compensation Committee has determined that their relationship with Willis Towers Watson and the work performed by Willis Towers Watson on behalf of the Compensation Committees has not raised any conflict of interest.

Executive Compensation Components

        Our executive compensation consists of base salary, performance-based cash compensation, long-term incentive compensation in the form of share options, restricted shares and broad-based benefits programs. The Compensation Committee considers a number of factors in setting compensation for our executive officers, including company performance, as well as the executive's performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Base Salary

        Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our named executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies were paid, and also negotiations during the hiring process. The base salaries of our named executive officers are reviewed annually and may be adjusted to reflect market conditions, the financial position of the Company, and our executives' performance as well as any change in the scope of an officer's responsibilities. As of December 31, 2016, the base salaries of our named executive officers were as described in "—Summary Compensation Table—2016" below.

Performance-Based Cash Bonus

        Our Compensation Committee has the authority to award annual performance-based cash bonuses to our executive officers and make recommendations to the full Board of Directors for approval of performance-based cash bonuses for the Chief Executive Officer and Chief Financial Officer. Unless otherwise provided by the provisions of his or her employment agreement, the target annual cash bonus opportunities for our named executive officers are expressed as a percentage of base salary and generally established by our Compensation Committee based on competitive market data and recommendations by the Chief Executive Officer (other than in connection with his own compensation). In 2017, the Board of Directors and Compensation Committee approved performance-based cash bonuses for our named executive officers as described in "Summary Compensation Table—2016" below. These payments were awarded in recognition of our named executive officer's performance in achieving corporate, clinical, and operational milestones in 2016.

Equity Incentive Compensation

        Equity incentive grants to our named executive officers are made at the discretion of the Compensation Committee under the terms of our equity incentive plans except for equity incentive grants for the Chief Executive Officer and Chief Financial Officer, which are approved by the full Board of Directors. We believe that equity incentives subject to vesting over time or upon achievement of performance objectives can be an effective vehicle for the long-term element of compensation, as these awards align individual and team performance with the achievement of our strategic and financial goals over time and with shareholders' interests. In 2016, the Compensation Committee made share option and restricted share grants to our named executive officers as specified in the "Outstanding Equity Awards at Fiscal Year-End Table—2016" below. All options to purchase shares granted to executives have exercise prices equal to at least the fair market value of our ordinary shares on the date of grant, and therefore reward executive officers only if the share price increases from the date of grant.

Employee Benefits

        In addition to the primary elements of compensation described above, the named executive officers also participate in the same broad-based employee benefits programs available to all of our other employees (which may vary based on the location of employment), including health insurance, pension benefits, employee housing fund, welfare benefits, life and disability insurance, dental insurance, and retirement plan. We do not provide special benefits to our named executive officers except as otherwise described in this Proxy Statement.

Summary Compensation Table—2016

        The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2016 and 2015 to our Chief Executive Officer and the two most highly-compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the year ended December 31, 2016. These individuals are our named executive officers for 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Share Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
John V. Oyler	2016	350,004	(2)(3)	320,000	(4)	—	3,963,960	7,952	(2)(5)	4,641,916
Founder, Chief Executive	2015	344,705	(6)(7)	172,352	(8)		3,890,991	16,206	(6)(9)	4,424,254
Officer and Chairman
Howard Liang	2016	350,001	(10)	182,001	(4)	—	3,392,840	7,875	(11)	3,932,717
Chief Financial Officer and Chief	2015	160,417	(12)	48,650	(8)		1,622,880	—		1,831,947
Strategy Officer
Ji Li	2016	230,865	(13)	92,346	(4)	970,096	3,813,331	—		5,106,638
Global Head of Business
Development

(1)
Amounts represent the aggregate fair value on the grant date of restricted stock awards and option awards granted to our named executive officers in 2016 and 2015 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(2)
Payment in RMB was translated into dollars based on the noon buying rate of the Federal Reserve Bank of New York for RMB of ¥1.00=$0.1440 at December 30, 2016.

(3)
Represents base salary earned by Mr. Oyler for services as our Chief Executive Officer during 2016. Mr. Oyler's current annual base salary is $590,000. Upon recommendation of the Compensation Committee, in November 2016, the Board of Directors decided to increase Mr. Oyler's annual base salary from $350,000 to $590,000 based on his significant contributions to the Company and his leadership and to remain competitive with the market for his position.

(4)
Represents 2016 performance-based cash bonuses approved by the Compensation Committee or the Board of Directors, as applicable, and paid in 2017.

(5)
Consists of $7,232 in employer-paid health insurance premiums and $720 attributable to the use of a company car.

(6)
Payment in RMB was translated into dollars based on the noon buying rate of the Federal Reserve Bank of New York for RMB of ¥1.00=$0.1544 at December 31, 2015.

(7)
Represents base salary earned by Mr. Oyler for services as our Chief Executive Officer and Chairman during 2015.

(8)
Represents 2015 performance-based cash bonuses approved by the Board of Directors and paid in 2016.

(9)
Consists of $4,308 in employer-paid health insurance premiums and $11,898 attributable to the use of a company car.

(10)
Represents base salary earned by Dr. Liang for services as our Chief Financial Officer and Chief Strategy Officer during 2016. Dr. Liang's annual base salary during this period was $350,000. In April 2017, Dr. Liang's base salary was increased to $390,000.

(11)
Amount reflects the Company match under our 401(k) plan.

(12)
Represents base salary earned by Dr. Liang for services as our Chief Financial Officer and Chief Strategy Officer during 2015. Dr. Liang's annual base salary during this period was $350,000.

(13)
Represents base salary earned by Dr. Li for services as our Global Head of Business Development during 2016. Dr. Li's annual base salary during this period was $350,000.

Employment Agreements with Our Named Executive Officers

        We have entered into employment agreements with each of our named executive officers.

        John V. Oyler    On April 25, 2017, we and certain of our subsidiaries entered into employment agreements with John V. Oyler, pursuant to which Mr. Oyler will continue to serve as our Chief

Executive Officer. Mr. Oyler is entitled to a base salary of $590,000, which is subject to review and adjustment in accordance with company policy. Mr. Oyler's base salary will be allocated between us and certain of our subsidiaries. Mr. Oyler is eligible for an annual bonus, with a target level of $320,000 and a minimum payout level of 15% of the base salary, based on performance criteria determined by our Board of Directors. Mr. Oyler is eligible to participate in our employee benefit plans generally available to our employees, subject to the terms of those plans. Mr. Oyler's employment agreements also provide for certain transportation and international travel benefits and tax equalization payments. His employment agreements have an initial three-year term and automatically renews for additional one-year terms unless either party provides written notice of nonrenewal. Mr. Oyler's employment can be terminated at will by either party. Upon termination of Mr. Oyler's employment for any reason, we will pay (i) accrued but unpaid base salary during the final payroll period of employment; (ii) unpaid vacation time; (iii) unpaid annual bonus from the previous calendar year; and (iv) any business expenses incurred, documented and substantiated but not yet reimbursed (collectively, the "Final Compensation"). If Mr. Oyler's employment is terminated by us other than for "cause" (as defined in his employment agreements) or if Mr. Oyler terminates his employment for "good reason" (as defined in his employment agreements), Mr. Oyler is entitled to (i) the Final Compensation, (ii) a lump sum equal to the base salary divided by 12, then multiplied by the Severance Period, (iii) the post-termination bonus calculated based on the target bonus for the year and the number of days passed through the date of termination, (iv) a $20,000 one-time bonus and (v) acceleration of the vesting schedule of his equity grants by 20 months. The "Severance Period" is 20 months; provided that if Mr. Oyler's employment is terminated without cause or for good reason during the initial three-year term, the Severance Period will be the greater of 20 months or the number of the months remaining in the initial three-year term; provided further that if Mr. Oyler's employment terminates during the 12 month period following a "change in control" (as defined in his employment agreements), then the Severance Period will be 24 months. His employment agreement provide that all unvested options will immediately vest upon a "change in control." Mr. Oyler's employment agreements also prohibit Mr. Oyler from engaging in certain competitive and solicitation activities during his employment and 18 months after the termination of his employment.

        Howard Liang, Ph.D.    On July 13, 2015, we entered into an employment agreement with Dr. Liang for the position of Chief Financial and Chief Strategy Officer. Dr. Liang currently receives a base salary of $350,000, which is subject to review and adjustment in accordance with company policy. Dr. Liang is eligible for an annual merit bonus of up to $105,000, based on performance as determined by our Compensation Committee. Dr. Liang was also granted an option to purchase up to 4,900,000 ordinary shares, which vests over four years. Dr. Liang is eligible to participate in our employee benefit plans generally available to our employees, subject to the terms of those plans. Dr. Liang's employment has no specified term, but can be terminated at will by either party. Dr. Liang's employment may be terminated by us without "cause" (as defined in his employment agreement), and if so he would receive his base salary and health and dental insurance payments during a nine-month severance period and other benefits including acceleration of the vesting schedule of his initial option grant by six months, unless Dr. Liang breaches his confidentiality obligations. Dr. Liang may terminate his employment with "good reason" (as defined in his employment agreement) upon 30 days' written notice received within 60 days of the occurrence of the event. If we do not cure the action identified in Dr. Liang's notice, he is entitled to the same benefits as if we terminated his employment without cause, subject to his execution of a release of claims and unless he breaches his confidentiality obligations. We may also terminate Dr. Liang's employment for cause, in certain cases upon 30 days' written notice, and Dr. Liang may also terminate his employment without good reason upon 90 days' written notice, in either case, in which he would then only be entitled to receive certain accrued obligations.

        Ji Li, Ph.D.    On April 28, 2016, we entered into an employment agreement with Dr. Li for the position of Executive Vice President and Global Head of Business Development. Dr. Li currently receives a base salary of $350,000, which is subject to review and adjustment in accordance with company policy. Dr. Li is eligible for an annual merit bonus of up to $140,000, based on performance as determined by our Compensation Committee. Dr. Li was granted an option to purchase up to 2,376,000 ordinary shares, which vests over four years. Dr. Li was also granted 475,000 restricted shares, which vest in equal installments annually over a four-year period. Dr. Li is eligible to participate in our employee benefit plans generally available to our employees, subject to the terms of those plans. Dr. Li's employment has no specified term, but can be terminated at will by either party. Dr. Li's employment may be terminated by us without "cause" (as defined in his employment agreement), and if so he would receive his base salary and health and dental insurance payments during a nine-month severance period and other benefits including acceleration of the vesting schedules of his initial option grant and restricted share award by 12 months (or 18 months if such termination occurs within 12 months following a "change in control" (as defined in his employment agreement)), unless Dr. Li breaches his confidentiality obligations. Dr. Li may terminate his employment with "good reason" (as defined in his employment agreement) upon 30 days' written notice received within 60 days of the occurrence of the event. If we do not cure the action identified in Dr. Li's notice, he is entitled to the same benefits as if we terminated his employment without cause, subject to his execution of a release of claims and unless he breaches his confidentiality obligations. We may also terminate Dr. Li's employment for cause, in certain cases upon 30 days' written notice, and Dr. Li may also terminate his employment without good reason upon 90 days' written notice, in either case, in which he would then only be entitled to receive certain accrued obligations.

Outstanding Equity Awards at Fiscal Year-End Table—2016

        The following table summarizes, for each of our named executive officers, the number of ordinary shares underlying outstanding options and share awards held as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
John V. Oyler
	3,230,142	8,170,358	(2)	0.50	7/19/2025
	—	2,047,500	(3)	2.84	11/15/2026
Howard Liang
	1,735,417	3,164,583	(4)	0.50	7/1/2025
	—	1,752,500	(5)	2.84	11/15/2026
Ji Li						475,000	(8)	1,111,500
	—	2,376,000	(6)	2.05	5/2/2026
	—	260,000	(7)	2.29	7/12/2026

(1)
Based on a price of $2.34 per ordinary share, which was the closing price for an ADS as reported by The NASDAQ Global Select Market on December 30, 2016, as converted to an ordinary share.

(2)
20% of our ordinary shares subject to this option became exercisable on July 19, 2016, and the balance becomes exercisable in 48 successive equal monthly installments, subject to continued service. In April 2017, the vesting schedule of this option was amended to provide that the exercisability of this option will be accelerated upon a change in control or certain termination events.

(3)
25% of our ordinary shares subject to this option become exercisable on July 13, 2017, and the balance becomes exercisable in 36 successive equal monthly installments, subject to continued

  service. The exercisability of this option will be accelerated upon a change in control or certain termination events.

(4)
25% of our ordinary shares subject to this option became exercisable on July 15, 2016, and the balance becomes exercisable in 36 successive equal monthly installments, subject to continued service. The exercisability of this option will be accelerated upon a sale event or certain termination events.

(5)
25% of our ordinary shares subject to this option become exercisable on July 13, 2017, and the balance becomes exercisable in 36 successive equal monthly installments, subject to continued service. The exercisability of this option will be accelerated upon a sale event.

(6)
25% of our ordinary shares subject to this option become exercisable on May 3, 2017, and the balance becomes exercisable in 36 successive equal monthly installments, subject to continued service. The exercisability of this option will be accelerated upon certain termination events.

(7)
25% of our ordinary shares subject to this option become exercisable on July 13, 2017, and the balance becomes exercisable in 36 successive equal monthly installments, subject to continued service.

(8)
Represents the restricted shares granted on May 3, 2016. 25% of our ordinary shares subject to this restricted share award vest on May 3, 2017 with the remaining shares vesting in 36 equal successive monthly installments thereafter, subject to continued service. The vesting schedule of this restricted share award will be accelerated upon certain termination events.

Compensation Risk Assessment

        We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Benefit Plans

        Our full-time employees in the People's Republic of China ("PRC"), including some of our named executive officers, participate in a government mandated defined contribution plan, pursuant to which pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that our PRC subsidiaries make contributions to the government for these benefits based on percentages of the employees' salaries.

        Our U.S. subsidiary maintains a 401(k) retirement plan for all of its full-time employees in the United States, including some of our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Pursuant to the 401(k) plan, participants will be able to elect to defer their current compensation by up to the statutorily prescribed annual limit, with additional salary deferral amounts available to participants beginning in the year they become 50 years of age. Our U.S. subsidiary matches 50% of employee contributions, limited to the first 6% of compensation, those employer-matching contributions to vest 50% after one year and be fully vested after the second anniversary of the employment date.

Rule 10b5-1 Plans

        Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our Company.

Equity Compensation Plan Information

        The following table contains information about our equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Option, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	35,440,793	(1)	$2.34	34,712,601	(2)
Equity compensation plans not approved by security holders	41,638,950	(3)	0.42	—	(4)

Total	77,079,743		—	34,712,601

(1)
Includes 35,440,793 ordinary shares to be issued pursuant to outstanding awards under our 2016 Share Option and Incentive Plan (the "2016 Plan").

(2)
As of December 31, 2016, there were 34,712,601 shares available for grant under the 2016 Plan. The number of shares reserved for issuance under the 2016 Plan will be increased from time to time by (i) the number of ordinary shares underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of any award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of ordinary shares, expire or otherwise terminated (other than by exercise) under our 2011 Option Plan (the "2011 Plan"), and (ii) annually on the first day of each year, by an amount equal to five percent of the number of ordinary shares issued and outstanding on the immediately preceding December 31 or such lesser number of ordinary shares as determined by the Administrator (as defined in the 2016 Plan). On January 1, 2017, 25,791,680 ordinary shares were added to the 2016 Plan pursuant to this provision, which shares are not reflected in the number of shares available for issuance under the 2016 Plan in the table above.

(3)
Includes 26,438,283 ordinary shares to be issued pursuant to outstanding options under our 2011 Plan, and 15,200,667 ordinary shares to be issued pursuant to outstanding options granted outside of our equity incentive plans.

(4)
As of December 31, 2016, no shares were available for grant under our 2011 Plan.

Compensation Committee Report

        The information contained in this report shall not be deemed to be (1) "soliciting material," (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

        The Compensation Committee reviewed and discussed with management the disclosure included in the Executive Compensation section of this Proxy Statement. Based on that review and discussions, the Compensation Committee recommended to the Board of Directors that the disclosure included in the Executive Compensation section be included in this Proxy Statement for the year ended December 31, 2016, for filing with the SEC.

THE COMPENSATION COMMITTEE
Qingqing Yi (Chairperson) Ranjeev Krishana Timothy Chen

DIRECTOR COMPENSATION

        Our Board of Directors has adopted an independent director compensation policy that is part of a total compensation package that is designed to enable us to attract and retain, on a long-term basis, high caliber independent directors. Under the policy, all independent directors are paid cash compensation as set forth below:

Annual Retainer ($)
Board of Directors:
All independent directors	$45,000
Audit Committee:
Chairperson	20,000
Non-Chairperson members	10,000
Compensation Committee:
Chairperson	15,000
Non-Chairperson members	7,500
Nominating and Corporate Governance Committee:
Chairperson	10,000
Non-Chairperson members	5,000

        Under our independent director compensation policy, each newly appointed or elected independent director is eligible to receive a one-time grant of a non-qualified option to purchase 260,000 ordinary shares. The date of grant is the date he or she first becomes an independent director. These options become exercisable in three equal annual installments during the three years following the grant date, subject to the director's continued service on the Board of Directors.

        In addition, on the date of each annual general meeting of shareholders, each continuing independent director who has served as a director for the previous six months is eligible to receive a non-qualified option to purchase 169,988 ordinary shares. The annual grants become exercisable on the earlier of the one-year anniversary of the date of grant or the date of our next annual general meeting of shareholders, subject to the director's continued service on the Board.

        The foregoing options will have an exercise price equal to one thirteenth of the fair market value of an ADS on the NASDAQ Stock Market on the date of grant and be subject to the terms of the 2016 Plan.

        We also reimburse all reasonable out-of-pocket expenses incurred by independent directors in attending board and committee meetings.

        The following table sets forth a summary of the compensation we paid to our directors during 2016. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to, any members of our Board of Directors in 2016. Mr. Oyler, our Founder, Chief Executive Officer and Chairman, receives no compensation for his service as a director and, consequently, is not included in this table. Dr. Xiaodong Wang, Chair of our Scientific Advisory Board, also receives no compensation for his service as a director. The compensation received by Mr. Oyler as an employee during 2016 is presented in "Summary Compensation Table—2016."

Name(1)	Fees Earned or Paid in Cash($)	Option Awards($)(2)	All Other Compensation($)	Total($)
Timothy Chen	13,125	714,293	—	727,418
Donald W. Glazer	13,750	—	—	13,750
Michael Goller	12,500	—	—	12,500
Ranjeev Krishana	13,125	—	—	13,125
Thomas Malley	59,583	656,282	—	715,865
Ke Tang	13,750	—	—	13,750
Xiaodong Wang(3)	—	—	3,309,776	3,309,776
Qingqing Yi(4)	—	—	—	—

(1)
The total number of shares subject to options outstanding as of December 31, 2016 for the independent directors was: Mr. Chen: 460,626 and Mr. Malley: 552,752. None of the other independent directors held options to purchase ordinary shares or any other unvested share-based awards as of December 31, 2016.

(2)
Amounts represent the aggregate grant date fair value, including any incremental fair value, of options granted to our directors in 2016 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these options are consistent with the valuation methodologies specified in the notes to our consolidated financial statements and discussions in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts above reflect our aggregate accounting expense for these options and do not necessarily correspond to the actual value that will be recognized by the directors.

(3)
The compensation received by Dr. Wang as a consultant during 2016 consisted of (i) $100,000 in consulting fees, (ii) $86,176 in performance-based cash bonus and (iii) an option to purchase 1,613,430 ordinary shares with a grant date fair value of $3,123,600. As of December 31, 2016, the total number of shares subject to options held by Dr. Wang was 7,112,597. See "Certain Relationships and Related-Party Transactions" for additional information.

(4)
Mr. Yi voluntarily waived the receipt of director compensation in 2016.

 DELIVERY OF PROXY MATERIALS

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including audited consolidated financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold ordinary shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company's investor relations department at BeiGene, Ltd., c/o BeiGene USA, Inc., 55 Cambridge Parkway, Suite 700W, Cambridge, MA 02142. If you hold ordinary shares in the form of ADSs through the Depositary or hold ordinary shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN
AND PROMPTLY RETURN THE ENCLOSED PROXY.

Company No. 247127

BEIGENE, LTD.
(the “Company”)

FORM OF PROXY

I/We
Please Print Name(s)

of
Please Print Address(es)

being (a) shareholder(s) of the Company, hereby appoint the Chairman of the meeting or of
Please Print Name		Please Print Address

as my/our proxy to vote for me/us and on my/our behalf at the annual general meeting of the Company (the “AGM”) to be held on June 1, 2017 at 2:30 p.m., local time at the offices of Ernst & Young at EY Tower, 100 Adelaide St. W, Toronto, Canada and at any adjournment or postponement of the AGM.

The Board of Directors of the Company recommends a vote FOR the following resolutions.

My/Our proxy is instructed to vote on the resolutions specified below:

For	Against	Abstain

Resolution 1 — Ordinary Resolution
THAT Timothy Chen be and is hereby re-elected to serve as a Class I director of the Company until the 2020 annual general meeting of the shareholders of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal.

☐	☐	☐

Resolution 2 — Ordinary Resolution
THAT John V. Oyler be and is hereby re-elected to serve as a Class I director of the Company until the 2020 annual general meeting of the shareholders of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal.

☐	☐	☐

Resolution 3 — Ordinary Resolution
THAT the appointment of Ernst & Young Hua Ming LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 be and is hereby approved, ratified and confirmed.

☐	☐	☐

Please tick to indicate your voting preference. If you do not complete this section, your proxy will: (i) vote in the manner recommended by the directors of the Company on the above matters presented in the proxy statement dated on or about April 26, 2017 provided with this proxy form (the “Proxy Statement”); and (ii) vote or abstain at his/her discretion with respect to any other matters properly presented at the AGM.

Signed:	Date:	2017

Name:

NOTES

1.              This proxy is solicited by the Board of Directors. A proxy need not be a shareholder of the Company. You may appoint a proxy of your own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted.

2.              If this form is returned without an indication as to how the proxy shall vote, the proxy will (i) vote in the manner recommended by the directors of the Company on the above matters presented in the Proxy Statement and (ii) vote or abstain at his/her discretion with respect to any other matters properly presented at the AGM.

3.              If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

4.              This form of proxy is for use by shareholders only.  If the appointor is a corporate entity, this form of proxy must either be under its seal or under the hand of an officer or attorney duly authorized for that purpose.

5.              To be valid, this form must be properly executed, dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy or such power of attorney or other authority)):

a.              by mail to the offices of the Company’s registrar, Mourant Ozannes Corporate Services (Cayman) Limited (the “Registrar”), at 94 Solaris Avenue, Camana Bay, Grand Cayman KY1-1108, Cayman Islands; or

b.              by email at CaymanAdmin@mourantozannes.com.

so as to be received before the time of the AGM.

6.              Any alterations made to this form must be initialled by you.

7.              You may revoke your proxy by (i) re-submitting this proxy form by mail or email before the AGM or (ii) attending the AGM and voting in person. Any written notice of revocation or subsequent proxy card must be received by our Registrar prior to the time noted above for holding of the AGM. Such written notice of revocation or subsequent proxy card should be sent to our Registrar by mail or email.

8.              The completion and return of this form will not prevent you from attending the AGM and voting in person should you so wish, although attendance at the AGM will not in and of itself revoke this proxy.

9.              In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).